Exhibit 10.52

February 6, 2013

BY E-MAIL AND FEDERAL EXPRESS

John Maraganore

Chief Executive Officer

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, MA 02142

RE:	Termination of the License and Collaboration Agreement dated January 9, 2009, as amended by the First Amendment dated November 2, 2009, (the “Agreement”) between Alnylam Pharmaceuticals, Inc. (“Alnylam”) and Cubist Pharmaceuticals, Inc. (“Cubist”)

Dear John,

This letter agreement (“Letter Agreement”) confirms the understanding and agreement between the signatory parties hereto (the “parties”) with respect to the termination of the Agreement. Unless otherwise stated herein, all capitalized terms used herein have the same definitions as those set forth in the Agreement. The parties have agreed, as follows:

1.	Cubist has determined that it does not want to exercise its Opt-In Right for ALN-RSV01. In light of this determination and after discussion, the parties have mutually agreed to terminate the Agreement. The parties shall have no further rights and obligations under the Agreement, notwithstanding anything to the contrary in the Agreement.

2.	The effective date of this Letter Agreement and the termination of the Agreement shall be February 6, 2013.

This Letter Agreement may be executed in two or more counterparts, and all counterparts shall collectively constitute one and the same document. Counterparts may be signed and delivered by facsimile or electronic transmission (including by e-mail delivery of .pdf signed copies), and will become binding upon full execution of the Agreement by both parties.

Very truly yours,

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Steven Gilman
Name:	Steven C. Gilman
Title:	Executive Vice President, Research & Development and Chief Scientific Officer

ACKNOWLEDGED AND AGREED:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
Name:	John Maraganore
Title:	Chief Executive Officer

65 Hayden Avenue, Lexington, MA 02421     P 781.860.8660     F (781) 861-0566     www.cubist.com